Exhibit 23.1








                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Foodbrands America, Inc. on Form S-8 (File no. 33-45974) of our report, which includes an explanatory paragraph relating to the Company's adoption of new methods of accounting for income taxes and postretirement benefits other than pensions, dated March 3, 1995, on our audits of the consolidated financial statements of Foodbrands America, Inc. as of December 31, 1994 and January 1, 1994, and for the years ended December 31, 1994, January 1, 1994, and January 2, 1993, which report is included in this Annual Report on Form 10-K, as amended.






                                    COOPERS & LYBRAND L.L.P.


Oklahoma City, Oklahoma
May 9, 1996